Exhibit 99.7

ISSN 1718-8369

Volume 7, number 2	October 5, 2012
AS AT JUNE 30, 2012

Highlights for June 2012

❑	Budgetary revenue in June amounts to $6.0 billion, down $215 million compared to last year. Own-source revenue amounts to $4.8 billion while federal transfers stand at $1.2 billion.

❑	Program spending amounts to $5.5 billion, up $166 million compared to last year.

❑	Debt service amounts to $617 million, the same as in June 2011.

❑	A deficit of $45 million was posted in June 2012, compared with a surplus of $196 million last year.

❑	Taking the $56 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $101 million in June 2012.

On the basis of the cumulative results as at June 30, 2012, the budget deficit within the meaning of the Balanced Budget Act amounts to $1 517 million. As stipulated in the Balanced Budget Act, the new government is maintaining the budget deficit objective of $1 500 million for fiscal year 2012-2013.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	June		April to June		2012-2013 Budget
	2011[1]	2012	2011-2012[1]	2012-2013	2012-2013	Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	5 014	4 802	13 168	12 904	53 598	6.4

Federal transfers	1 235	1 232	3 743	3 745	15 797	4.1
Total	6 249	6 034	16 911	16 649	69 395	5.9

BUDGETARY EXPENDITURE

Program spending	- 5 354	- 5 520	- 16 120	- 16 532	- 62 642	2.0

Debt service	- 617	- 617	- 1 856	- 1 919	- 8 237	10.5
Total	- 5 971	- 6 137	- 17 976	- 18 451	- 70 879	3.0

CONSOLIDATED ENTITIES[2]

Non-budget-funded bodies and special funds	- 125	10	126	310	384	—

Health and social services and education networks	- 2	- 8	- 6	- 25	- 100	—

Generations Fund	45	56	167	194	911	—
Total	- 82	58	287	479	1 195	—

Contingency reserve	—	—	—	—	- 300	—

DEFICIT	196	- 45	- 778	- 1 323	- 589	—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	- 45	- 56	- 167	- 194	- 911	—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	151	- 101	- 945	- 1 517	- 1 500	—
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.

Cumulative results as at June 30, 2012

Budgetary balance

❑

For the period from April 2012 to June 2012, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.5 billion. A deficit during the first three months of the fiscal year is consistent with the historical trend. Indeed, during this period expenditures generally exceed revenues since government departments use larger amounts in the course of their activities.

❑

For fiscal year 2012-2013 as a whole, the forecast budget deficit remains unchanged at $1.5 billion. Budget 2012-2013 incorporates the following items that have a particular effect on the budgetary balance during the year:

—

the $407-million impact relating to payments of the solidarity tax credit during the first three months of 2012-2013, whereas no payment was made during the same period in 2011-2012, since this tax credit was only introduced on July 1, 2011. That contributes to increasing the deficit as at June 30;

—

the payment by the federal government, early in 2013, of $733 million corresponding to the first portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST). That will contribute to reducing the deficit at the beginning of 2013;

—	a contingency reserve of $300 million.

Budgetary revenue

❑	As at June 30, 2012, budgetary revenue amounts to $16.6 billion, $262 million less than as at June 30, 2011.

—

Own-source revenue stands at $12.9 billion, $264 million less than last year. This decline stems in particular from the payment of $407 million from April to June 2012 on account of the solidarity tax credit implemented as of July 2011.

—	Federal transfers amount to $3.7 billion, up $2 million compared to June 30, 2011.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $18.5 billion, an increase of $475 million, or 2.6%, compared to last year.

—	For the first three months of the fiscal year, program spending rose by $412 million, or 2.6%, and stands at $16.5 billion. The growth forecast for 2012-2013 in the budget last March 20 is 2.0%.

—	The most significant changes are in the Health and Social Services ($338 million) and the Education and Culture ($71 million) missions.

—

Consistent with the historical trend, the pace of program spending is faster at the beginning of the year because of the allocation details of certain grants, including those relating to the health and social services and the education networks. Moreover, measures are being taken to comply with the spending growth objective stipulated for the year.

—	Debt service amounts to $1.9 billion, up $63 million or 3.4% compared to last year.

Consolidated entities

❑	As at June 30, 2012, the results of consolidated entities show a surplus of $479 million. These results include:

—	a surplus of $310 million for non-budget-funded bodies and special funds;

—	a $25-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $194 million.

Net financial requirements

❑

As at June 30, 2012, consolidated net financial requirements stand at $5.5 billion, a decrease of $122 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	June			April to June
	2011[1]	2012	Change	2011-2012[1]	2012-2013	Change
BUDGETARY REVENUE

Own-source revenue	5 014	4 802	- 212	13 168	12 904	- 264

Federal transfers	1 235	1 232	- 3	3 743	3 745	2
Total	6 249	6 034	- 215	16 911	16 649	- 262

BUDGETARY EXPENDITURE

Program spending	- 5 354	- 5 520	- 166	- 16 120	- 16 532	- 412

Debt service	- 617	- 617	—	- 1 856	- 1 919	- 63
Total	- 5 971	- 6 137	- 166	- 17 976	- 18 451	- 475

CONSOLIDATED ENTITIES[2]

Non-budget-funded bodies and special funds	- 125	10	135	126	310	184

Health and social services and education networks	- 2	- 8	- 6	- 6	- 25	- 19

Generations Fund	45	56	11	167	194	27
Total	- 82	58	140	287	479	192
DEFICIT	196	- 45	- 241	- 778	- 1 323	- 545

Consolidated non-budgetary requirements	- 2 297	- 2 534	- 237	- 4 860	- 4 193	667

CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 2 101	- 2 579	- 478	- 5 638	- 5 516	122
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	June			April to June
Revenue by source	2011[1]	2012	Change %	2011-2012[1]	2012-2013	Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	2 377	2 120	- 10.8	5 136	4 812	- 6.3

Contributions to Health Services Fund	628	660	5.1	1 553	1 671	7.6

Corporate taxes	315	246	- 21.9	953	730	- 23.4

Consumption taxes	1 262	1 334	5.7	3 840	4 166	8.5

Others sources	168	189	12.5	587	530	- 9.7
Total own-source revenue excluding government enterprises	4 750	4 549	- 4.2	12 069	11 909	- 1.3

Revenue from government enterprises	264	253	- 4.2	1 099	995	- 9.5
Total own-source revenue	5 014	4 802	- 4.2	13 168	12 904	- 2.0

Federal transfers

Equalization	652	616	- 5.5	1 954	1 848	- 5.4

Protection payment	30	30	—	92	90	- 2.2

Health transfers	376	401	6.6	1 129	1 205	6.7

Transfers for post-secondary education and other social programs	123	127	3.3	369	379	2.7

Other programs	54	58	7.4	199	223	12.1
Total federal transfers	1 235	1 232	- 0.2	3 743	3 745	0.1
BUDGETARY REVENUE	6 249	6 034	- 3.4	16 911	16 649	- 1.5
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	June			April to June
Expenditures by mission	2011	2012	Change %	2011-2012	2012-2013	Change %
Program spending

Health and Social Services	2 537	2 672	5.3	7 572	7 910	4.5

Education and Culture	1 635	1 667	2.0	4 682	4 753	1.5

Economy and Environment	307	302	- 1.6	1 358	1 363	0.4

Support for Individuals and Families	511	503	- 1.6	1 494	1 506	0.8

Administration and Justice	364	376	3.3	1 014	1 000	-1.4
Total program spending	5 354	5 520	3.1	16 120	16 532	2.6
Debt service	617	617	—	1 856	1 919	3.4
BUDGETARY EXPENDITURE	5 971	6 137	2.8	17 976	18 451	2.6

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	June 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	715	56	37	302	1 672	—	2 782	- 1 562	1 220

EXPENDITURE

Expenditure	- 537	—	- 37	- 302	- 1 580	- 8	- 2 464	1 486	- 978

Debt service	- 148	—	—	—	- 112	—	- 260	76	- 184

TOTAL	- 685	—	- 37	- 302	- 1 692	- 8	- 2 724	1 562	- 1 162
RESULTS	30	56	—	—	- 20	- 8	58	—	58

	April to June 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	2 279	194	104	1 279	5 395	—	9 251	- 5 214	4 037

EXPENDITURE

Expenditure	- 1 559	—	- 104	- 1 279	- 5 032	- 25	- 7 999	4 971	- 3 028

Debt service	- 454	—	—	—	- 319	—	- 773	243	- 530

TOTAL	- 2 013	—	- 104	- 1 279	- 5 351	- 25	- 8 772	5 214	- 3 558
RESULTS	266	194	—	—	44	- 25	479	—	479
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications at 418 528-9323.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.

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